EXHIBIT 5.1

January 8, 2009

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by The Home Depot, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested my opinion concerning the status under Delaware law of the 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.05 per share (“Common Stock”), that are being registered under the Registration Statement to be sold and/or issued pursuant to the terms of The Home Depot, Inc. Direct Purchase Program (the “Purchase Program”).

I am Assistant Secretary and Senior Counsel, Corporate and Securities Practice Group, of the Company and have acted as counsel in connection with the Registration Statement. In that connection, I, or a member of my staff upon whom I have relied, have examined and am familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	Amended and Restated Certificate of Incorporation of the Company as currently in effect;

2.	Amended and Restated By-Laws of the Company as currently in effect;

3.	Resolutions of the Board of Directors of the Company authorizing the sale and/or issuance of the Company’s Common Stock pursuant to the terms of the Purchase Program and the registration of the Company’s Common Stock; and

4.	The Purchase Program.

I have also relied upon an examination of such other documents, records of the Company and any certificates of its officers and public officials as I have deemed necessary for purposes of the opinions expressed below.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have also assumed that: (i) any Shares that are issued will be issued for the consideration permitted under the Purchase Program as currently in effect, and none of such Shares will be issued for less than $0.05; (ii) all actions required to be taken under the Purchase Program by the Board of Directors have been or will be taken by the Board of Directors of the Company; and (iii) at the time of any issuance of the Shares under the Purchase Program, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, I am of the opinion that:

1.	The Shares have been duly authorized for issuance.

2.	If and when any Shares are issued and delivered against payment therefor in accordance with the requirements of the Purchase Program, and assuming the continued updating and effectiveness of the Registration Statement and the completion of any necessary action to permit such issuance to be carried out in accordance with applicable securities laws, such Shares will be validly issued, fully-paid and nonassessable.

You acknowledge that I am admitted to practice only in the States of Louisiana, New York and the District of Columbia and am not an expert in the laws of any other jurisdiction. No one other than the addressee and its assigns are permitted to rely on or distribute this opinion without the prior written consent of the undersigned.

This opinion is limited to the General Corporation Law of the State of Delaware, although the Company acknowledges that I am not admitted to practice in the State of Delaware and am not an expert in the laws of that jurisdiction. I express no opinion with respect to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Jonathan M. Gottsegen
Jonathan M. Gottsegen
Assistant Secretary and Senior Counsel Corporate and Securities Practice Group The Home Depot, Inc.